EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF
CERTIFICATE OF INCORPORATION
OF
LANDMARK LAND COMPANY, INC.

      LANDMARK LAND COMPANY, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does HEREBY CERTIFY:

      FIRST.     The name of the corporation is LANDMARK LAND COMPANY, INC. The name under which the corporation was originally formed is LANDMARK SUBCO, INC.

      SECOND.     The Certificate of Incorporation of the corporation was filed in the Office of the Secretary of State of the State of Delaware on March 26, 1984. A Certificate of Ownership and Merger merging LANDMARK LAND COMPANY, INC. (a New York corporation) into LANDMARK SUBCO, INC. was filed in the Office of the Secretary of State of the State of Delaware on June 26, 1984 whereby LANDMARK SUBCO, INC. survived such merger and, upon the effectiveness thereof, changed its corporate name to LANDMARK LAND COMPANY, INC.

      THIRD.     That at a meeting of the Board of Directors of LANDMARK LAND COMPANY, INC. a resolution was duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation declaring said amendment to be advisable and recommending that it be submitted to the stockholders for approval and adoption at the annual meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

RESOLVED, That the Amendment to Certificate of Incorporation of the Company (the “Amendment”) in the form attached hereto as Exhibit A be, and it hereby is, proposed for adoption by the shareholders of the Company; that the Amendment shall be submitted to the shareholders at the next Annual Meeting of Shareholders and the Company shall file the Amendment with the Secretary of State of Delaware as soon as practicable after approval of the Amendment at such Annual Meeting.

RESOLVED, That the officers of the Company, or any one or more of them be, and each and all of them hereby are, authorized and directed to execute, affix the corporate seal to, acknowledge and deliver any and all documents and instruments, and to take such further action, in the name and on behalf of the Company as shall in his, her or their judgment be necessary, appropriate or desirable to effectuate the purpose of the foregoing resolution, such execution, affixing, acknowledgement or delivery, and the taking of any such action, to evidence conclusively the necessity, appropriateness or desirability thereof, and the authority of such officer or officers to so act; and

RESOLVED, That the Secretary or any Assistant Secretary of the Company be, and he or she hereby is, authorized to attest to or countersign any of the aforesaid documents or instruments, and to certify and deliver copies of these resolutions and such other certificates, documents or instruments, as may be necessary, appropriate or desirable fully to effectuate the intent and purposes of any of the foregoing resolutions.

EXHIBIT A

      The following article shall be added to the Certificate of Incorporation as ARTICLE EIGHTH:

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EIGHTH. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this Article shall not eliminate or limit the liability of a director (i) for breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the date on which this Article becomes effective. Any repeal or modification of this Article Eighth shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to the time of such repeal or modification.

      FOURTH. The amendment of the Certificate of Incorporation effected by Article EIGHTH of this Certificate of Amendment was duly adopted and authorized by affirmative vote of a majority of holders of all outstanding shares of the corporation entitled to vote thereon at the annual meeting of the stockholders of the corporation held on June 29, 1987 after receiving due notice of such meeting, all in accordance with Section 242 of the Delaware General Corporation Law.

      FIFTH: That the capital of said corporation shall not be reduced under or by reason of said amendment.

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      IN WITNESS WHEREOF, LANDMARK LAND COMPANY, INC. has caused this certificate to be signed by Gerald G. Barton, its President, and Lowery Bea Roselle, its Secretary, this 10th day of July, 1987.

By:	/s/ GERALD G. BARTON

GERALD G. BARTON, President

ATTEST:

/s/ LOWERY BEA ROSELLE

LOWERY BEA ROSELLE, Secretary

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CERTIFICATE OF INCORPORATION

of
LANDMARK SUBCO, INC.
* * *

      FIRST: The name of the corporation (hereinafter called the “Corporation”) is LANDMARK SUBCO, INC.

      SECOND: The address of the registered office of the Corporation in the State of Delaware is No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

      THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

      FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is thirty million, two hundred thousand (30,200,000) shares, consisting of ten million, two hundred thousand (10,200,000) shares of Preferred Stock, par value $.50 per share (including 200,000 shares of Preferred Stock designated herein as Convertible Voting Preferred Stock, Series B, par value $.50 per share) (hereinafter called “Preferred Stock”), and twenty million (20,000,000) shares of Common Stock, par value $.50 per share (hereinafter called “Common Stock”).

      The designations, preferences and the relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, in respect of the classes of stock of the Corporation which are fixed by this Certificate of Incorporation, and the authority vested in the Board of Directors to fix from time to time before issuance of Preferred Stock, by resolution or resolutions, the number of shares included in any or all series of Preferred Stock and the designations, preferences and the relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, of any or all such series which are not fixed by the Certificate of Incorporation are as follows:

(a) The Preferred Stock may be issued from time to time in one or more series of any number of shares, provided that the aggregate number of shares issued and not cancelled of any and all such series shall not exceed the total number of shares of Preferred Stock hereinabove authorized. Each series of Preferred Stock shall be distinctively designated by letter, number or descriptive words.

(b) Authority is hereby vested in the Board of Directors from time to time to authorize the issue of one or more additional series of Preferred Stock and, in connection with the creation of any or all such series, to fix by resolution or resolutions providing for the issuance thereof, the number of shares included in such series, and the designations, preferences and the relative, participating, optional or other special rights, and the qualifications, limitations or restrictions of such series, to the full extent now or hereafter permitted by this Certificate of Incorporation and the laws of the State of Delaware, in respect of the matters set forth in the following clauses (1) to (10), inclusive:

(1) the maximum number of shares to constitute such series and the distinctive designation thereof, and the stated value thereof if different than the par value thereof;

(2) whether the shares of such series shall have voting rights, in addition to any voting rights provided by law, and, if so, the terms of such voting rights;

(3) the dividend rate, if any, on the shares of such series, the conditions and dates upon which such dividends shall be payable, the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of capital stock, and whether such dividends shall be cumulative or non-cumulative;

(4) whether the shares of such series shall be subject to redemption by the Corporation, and, if made subject to redemption, the times, prices and other terms and conditions of such redemption;

(5) the rights of the holders of shares of such series upon the liquidation, dissolution or winding-up of the Corporation;

(6) whether or not the shares of such series shall be subject to the operation of a sinking fund, and, if so, the extent to and manner in which any such sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or to other corporate purposes, and the terms and provisions relative to the operation thereof;

(7) whether or not the shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class or classes, or of any other series of the same class, and if so convertible or exchangeable, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same;

(8) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Corporation of, the Common Stock or any other class or classes of stock of the Corporation ranking junior to the shares of such series, either as to dividends or upon liquidation, dissolution or winding-up;

(9) the conditions or restrictions, if any, upon the creation of indebtedness of the Corporation or upon the issue of any additional stock (including additional shares of such series or of any other series or of any other class) ranking on a parity with, or prior to, the shares of such series as to dividends or distribution of assets on liquidation, dissolution or winding-up; and

(10) any other preference and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof, as shall not be inconsistent with the laws of the State of Delaware of this Article FOURTH.

(c) All shares of any one series of Preferred Stock shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends, if any, thereon shall be cumulative; and all series shall rank equally and be identical in all respects, except as permitted by the provisions of this Article FOURTH.

(d) In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of Preferred Stock of each series then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of Common Stock, an amount determined as provided in this Article FOURTH, or in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series, with respect to such series, for every share of their holdings of Preferred Stock of such series. If the stated dividends and the amounts payable on dissolution, liquidation or winding-up of the Corporation, whether voluntary or involuntary, on Preferred Stock are not paid in full, the shares of all series of Preferred Stock shall share ratably in the payment of dividends, including accumulations, if any, in accordance with the sums which would be payable on such shares if all dividends were declared and paid in full, and in distribution of assets other than by way of dividends, in accordance with the sums which would be payable on such distribution if all sums payable were discharged if full. In the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of Preferred Stock of the full amount to which they shall be entitled as aforesaid, the holders of Common Stock shall be entitled, to the exclusion of the holders of Preferred Stock of any and all series, to share, ratably according to the number of shares of Common Stock held by them, in all remaining assets of the Corporation available for distribution to its stockholders. Neither the merger or consolidation of the Corporation into or with another corporation nor the merger or consolidation of any other corporation into or with the Corporation, nor the sale, transfer or lease of all or substantially all the assets of the Corporation, shall be deemed to be a liquidation, dissolution or winding-up of the Corporation.

(e) Except as otherwise provided by law, by this Certificate of Incorporation, or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of shares of Preferred Stock, as such holders, shall not have any right to vote, and are hereby specifically excluded from the right to vote, in the election of directors or for any other purpose. Except when entitled to vote as aforesaid, the holders of Preferred Stock, as such holders, shall not be entitled to notice of any meeting of stockholders.

(f) Subject to the provisions of any applicable law, or of the By-laws of the Corporation as from time to time amended, with respect to the fixing of a record date for the determination of stockholders entitled to vote, and except as otherwise provided by law, or by the resolution or resolutions providing for the issue of any series of Preferred Stock, the holders of outstanding shares of Common Stock shall exclusively possess voting power for the election of directors and for all other purposes, each holder of record of shares of Common Stock being entitled upon every proposition submitted, other than the election of directors, to one vote for each share of Common Stock standing in his, her or its name on the books of the Corporation. At all elections of directors, cumulative voting shall be permitted, that is to say, each stockholder entitled to vote at any such election shall be entitled to cast as many votes as shall equal the number of shares of stock multiplied by the number of directors to be elected, and he, she or it may cast all of such votes for a single director, or may distribute them among the number to be voted for, or among any two or more of them, as he, she or it may see fit.

(g) Anything in this Article FOURTH to the contrary notwithstanding, dividends upon shares of any class of stock of the Corporation shall be payable only out of assets legally available for the payment of such dividends, and the rights of the holders of the Preferred Stock of all series and of the holders of the Common Stock in respect of dividends shall at all times be subject to the power of the Board of Directors, which is hereby expressly vested in said Board, from time to time to set aside such reserves and to make such other provisions, if any, as said Board shall deem to be necessary or advisable, respecting the amount of working capital to be maintained. All dividends declared upon the Preferred Stock of the respective series outstanding shall be declared pro rata, so that the amounts of dividends declared per share on the Preferred Stock of different series shall in all cases bear to each other the same ratio that accrued dividends per share on the shares of such respective series bear to each other.

(h) Subject to the relative rights, preferences and limitations of the Preferred Stock set forth in paragraphs (a) through (g) of this Article FOURTH, the number, designation, and relative rights, preferences and limitations of the shares of Convertible Voting Preferred Stock, Series B, par value $.50 per share, as fixed by this Certificate of Incorporation (hereinafter called the “Series B”), are as follows:

(1) Designation and Number. The Series B shall be designated the “Convertible Voting Preferred Stock, Series B”. The number of shares which shall constitute Series B shall be 200,000.

(2) Dividends. The dividend rate on shares of Series B shall be $.60 per annum per share, payable quarterly on the first days of January, April, July and October in each year (each of the quarterly periods ending on the first days of such months, respectively, being hereinafter called a “dividend period”), from the date of original issuance of the Series B (the “Date of Cumulation”). Dividends on shares of Series B shall be cumulative from the Date of Cumulation, whether or not there shall be net profits or net assets of the Corporation legally available for the payment of such dividends, so that, if at any time full cumulative dividends (as hereinafter defined in subparagraph (3) of this paragraph (h)) upon the Series B to the end of the last completed dividend period shall not have been paid or declared and a sum sufficient for payment thereof set apart, the amount of the deficiency shall be fully paid, but without interest or dividends, in such amount as shall have been declared on such Series B, and a sum sufficient for the payment thereof shall have been set apart for such payment, before any sum or sums shall be set aside for, or applied to, the purchase or redemption of Preferred Stock of any series (either pursuant to any applicable sinking fund provisions or any redemption authorized pursuant to this Article FOURTH or otherwise) or set aside for, or applied to, the purchase of Common Stock and before any dividend shall be paid or any other distribution made upon the Common Stock (other than a dividend payable in Common Stock); provided, however, that any moneys deposited in the sinking fund provided for any series of Preferred Stock, in compliance with the provisions of such sinking fund, may thereafter be applied to the purchase or redemption of Preferred Stock in accordance with the terms of such sinking fund, whether or not at the time of such application full cumulative dividends upon the outstanding shares of Series B to the end of the last completed dividend period shall have been paid or declared and set apart for payment.

(3) Certain Definitions. The term, “full cumulative dividends”, shall be deemed to mean (whether or not in any dividend period, or any part thereof, in respect of which such term is used, there shall have been net profits or net assets of the Corporation legally available for the payment of such dividends) that amount which shall be equal to dividends at the full rate fixed for the period of time elapsed from the Date of Cumulation, to the date as of which full cumulative dividends are to be computed (including an amount equal to the dividend at such rate for any fraction of a dividend period included in such period of time); and the term, “accrued dividends”, shall be deemed to mean full cumulative dividends to the date as of which accrued dividends are to be computed, less the amount of all dividends paid, or deemed paid as hereinafter in this subparagraph (3) provided, upon said shares. In the event of the issue of additional shares of Series B after the original issue thereof, all dividends paid on such Series B prior to the date of issue of such additional Series B, and all dividends declared and payable to the holders of record of such Series B on any date prior to the date of issue of such additional Series B, shall be deemed to have been paid on the additional shares of Series B so issued.

(4) Sinking Fund Redemptions. The Corporation shall cause to be redeemed, as and for a sinking fund, on the first through twelfth anniversaries of the Date of Cumulation, 10,000 shares of Series B

(each such anniversary date, including the first, being hereinafter called a “Sinking Fund Redemption Date”), at a sinking fund redemption price of $10 per share, plus an amount equal to accrued dividends on the shares so redeemed from the Date of Cumulation, in accordance with paragraph (h), subparagraph (6), of this Article FOURTH. The Corporation may, at its option, reduce the number of shares to be redeemed on any Sinking Fund Redemption Date pursuant to the provisions of this subparagraph (4) by a number of shares not to exceed the aggregate of (x) the number of shares of Series B theretofore converted after the Date of Cumulation and (y) the number of shares of Series B theretofore redeemed pursuant to provisions of subparagraph (5) of this paragraph (h), in each case to the extent not theretofore utilized to reduce the number of shares redeemed on a Sinking Fund Redemption Date. The Corporation may elect such option by including such election to reduce the number of shares to be redeemed in the notice of redemption or, in the event of a reduction which obviates the necessity of any such notice, by resolution adopted by the Board of Directors. The number of shares to be redeemed shall automatically be reduced by any shares which are called for redemption and surrendered for conversion between the date of the notice and the date of redemption. Before any sum or sums shall be set aside for, or applied to, the purchase of Common Stock, and before any dividends shall be paid or any distribution ordered or made upon the Common Stock (other than a dividend payable in Common Stock), the Corporation shall comply with the sinking fund provisions provided herein with respect to any shares of Series B which shall at the time be outstanding.

(5) Optional Redemption. The Corporation may, at its option, at any time and from time to time, redeem all or part of the outstanding shares of Series B at a redemption price for each share equal to $10 plus an amount equal to accrued dividends from the Date of Cumulation on the shares so redeemed, in accordance with subparagraph (6) of this paragraph (h).

(6) Redemption-General Provisions. Not less than 30 days’ prior notice shall be given by mail to the holders of record of shares of Series B to be redeemed, in such manner as may be prescribed by resolution or resolutions of the Board of Directors. Before any shares of any series of Preferred Stock shall be redeemed, other than by the application of moneys in any sinking fund created with respect to such series, all moneys at the time in such sinking fund shall first be applied, as nearly as may be, to the purchase or redemption of such series as provided herein, or in the resolution or resolutions of the Board of Directors providing for such sinking fund. If less than all the outstanding shares of the Series B are to be redeemed, the redemption may be made either by lot or pro rata, in such manner as may be prescribed by resolution or resolutions of the Board of Directors. The Corporation may, if it shall so elect, provide moneys for the payment of the redemption price of the Series B by depositing the amount thereof for the account of the holders of shares of Series B entitled thereto with a bank or trust company doing business in The City of New York, State of New York, and having capital and surplus of a least $5,000,000. The date upon which such deposit may be made by the Corporation (hereinafter called the “date of deposit”) shall be prior to the date fixed as the date of redemption. In any such case there shall be included in the notice of redemption a statement of the date of deposit and of the name and address of the bank or trust company with which the deposit has been or will be made. On and after the date fixed in any such notice of redemption as the date of redemption (unless default shall be made by the Corporation in providing moneys for the payment of the redemption price pursuant to such notice) or, if the Corporation shall have made such deposit on or before the date specified therefor in the notice, then, on and after the date of deposit, all rights of the holders of shares of Series B to be redeemed as stockholders of the Corporation, except the right to receive the redemption price as hereinafter provided and, in the case of such deposit, any conversion rights not theretofore expired, shall cease and terminate. Such conversion rights, however, in any event shall cease and terminate upon the date fixed for redemption. Anything herein contained to the contrary notwithstanding, said redemption price shall include an amount equal to accrued dividends on the shares of Series B to be redeemed to the date fixed for the redemption thereof, and the Corporation shall not be required to declare or pay on such shares of Series B to be redeemed, and the holders thereof shall not be entitled to receive, any dividends in addition to those thus included in the redemption price; provided, however, that the Corporation may pay in regular course any dividends thus included in the redemption price, either to the holders of record on the record date fixed for the determination of stockholders entitled to receive such dividends (in which event, anything herein to the contrary notwithstanding, the amount so deposited need not include any dividends so paid or to be paid), or as a part of the redemption price upon surrender of the certificates for the shares redeemed. At any time on or after the date fixed as aforesaid for such redemption or, if the Corporation shall elect to deposit the moneys for such redemption as herein provided, then at any time on or after the date of deposit, and without awaiting the date fixed as aforesaid for such redemption, the respective holders of record of the shares of Series B to be redeemed shall be entitled to receive the redemption price upon actual delivery to the Corporation, or in the event of such deposit, to the bank or trust company with which such deposit shall be made, of certificates for the shares to be redeemed, such certificates, if required, to be properly stamped for transfer and duly endorsed in blank, or accompanied by proper instruments of assignment and transfer thereof duly executed in blank. Any moneys so deposited which shall remain unclaimed by the holders of such shares of Series B at the end of four years after the redemption date shall be paid by such bank or trust company to the Corporation, and any interest accrued on moneys so deposited shall belong to the Corporation and shall be paid to it from time to time. Shares of Series B redeemed pursuant to the provisions of this subparagraph (6) shall be permanently retired and shall not under any circumstances be reissued.

(7) Liquidation Rights. Subject to the provisions of paragraph (d) of this Article FOURTH, in the event of any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary, the holders of shares of Series B then outstanding shall be entitled to receive out of the assets of the Corporation available for distribution to its stockholders an amount equal to $10 per share, plus an amount equal to accrued dividends from the Date of Cumulation in respect of each share.

(8) Conversion. If the Market Price Per Share of the common Stock (as defined in clause (i) of this subparagraph (8)) at any date shall equal or exceed $10, the Corporation may, at its option at any time on or after such date, convert any of or all the shares of Series B into fully paid and nonassessable shares of Common Stock, such conversion to be on the basis of one share of Common Stock for each share of Series B so to be converted, subject to adjustment as hereinafter provided. Each holder of shares of Series B may at his, her or its option, at any time after issue, convert any of or all such shares into fully paid and nonassessable shares of Common Stock, such conversion to be on the basis of one share of Common Stock for each share of Series B so to be converted, subject to adjustment as hereinafter provided. Upon conversion, the Corporation shall make no payment or adjustment on account of any accrued dividends or other distributions in arrears on the shares of Series B.

(i) The Market Price Per Share of Common Stock at any date shall be deemed to be the average of the daily closing prices for the 60 consecutive business days commencing 65 business days before the date in question. The closing price for each day shall be the last reported sales price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way on the principal national securities exchange on which the Common Stock is listed or admitted to trading (or as reported by any composite reporting system which includes such national securities exchange) or, if the Common Stock is not listed or admitted to trading on any national securities exchange, the average of the closing bid and asked prices as furnished by any New York Stock Exchange member firm selected from time to time by the Corporation for that purpose.

(ii) The number of shares of Common Stock into which the shares of Series B shall be convertible shall be subject to adjustment from time to time as follows:

(A) In case the Corporation shall (1) pay a dividend in shares of its stock, (2) subdivide its outstanding shares of Common Stock, (3) combine its outstanding shares of Common Stock into a smaller number of shares or (4) issue by reclassification of its shares of Common Stock any shares of the Corporation, the conversion rate in effect immediately prior thereto shall be adjusted retroactively, so that the holder of any shares of Series B thereafter surrendered for conversion shall be entitled to receive the number of shares of the Corporation which he, she or it would have owned or have been entitled to receive after the happening of any of the events described above in this subclause (A) had such shares of Series B been converted into Common Stock immediately prior to the happening of such event.

(B) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock, no adjustment shall be made in the number of shares of Common Stock into which each share of Series B is convertible, but such rights and warrants shall also be issued on the same terms and conditions to the holders of Series B, on the same basis as though such shares had been converted into Common Stock immediately prior to the record date for the determination of holders of Common Stock entitled to receive such rights or warrants.

(C) No adjustment in the conversion rate shall be required, unless such adjustment would require an increase or decrease of at least 1% in such rate (calculated to the nearest one-hundredth of a share);

provided, however, that any adjustments which, by reasons of this subclause (C), are not required to be made shall be carried forward and taken into account in determining whether a subsequent adjustment should be made and the size thereof or, if not made within three years after the event requiring such adjustment, shall be made on the last business day prior to the end of such three-year period.

(iii) In order for a holder of shares of Series B to convert such shares into shares of Common Stock, such holder shall surrender the certificate or certificates for shares of Series B, duly endorsed to the Corporation or in blank, at the office of the Corporation (or such other place as may be designated by the Corporation), and shall give written notice to the Corporation at said office or such other place as may be designated by the Corporation that he, she or it elects to convert the same, and shall state in writing therein the name or names in which he, she or it wishes the certificate or certificates for shares of Common Stock to be issued. In order for the Corporation to convert shares of Series B into shares of Common Stock, it shall give written notice to the record holder of such shares of Series B at the address of such holder on the records of the Corporation, which notice shall state the number of shares of Series B converted and the effective date of conversion (which shall not be earlier than the date on which such notice is given) and shall specify the office of the Corporation or other office where the holder of the shares so converted may exchange the certificate or certificates for such shares, for a certificate or certificates registered in the name of such holder for shares of Common Stock. The Corporation shall, as soon as practicable thereafter, deliver at said office to such holder of shares of Series B, or to his, her or its nominee or nominees, a certificate or certificates for the maximum number of full shares of Common Stock to which he, she or it shall be entitled as aforesaid, and make appropriate payment in cash or in scrip for any fractional shares as hereinafter provided. Shares of Series B shall be deemed to have been converted (A) in the case of a conversion at the option of the holder, as of the date of the surrender of such shares for conversion provided above, or (B) in the case of a conversion at the option of the Corporation, as of the date specified in the notice of such conversion; and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be deemed for all purposes to be the record holder or holders of such shares of Common Stock on such date.

(iv) Whenever the number of shares of Common Stock deliverable upon the conversion of each share of Series B shall be adjusted pursuant to the provisions of this subparagraph (8), the Corporation shall promptly (A) file with the transfer agent, if any, for the shares of Series B a certificate, signed by the chairman of the board or the president or a vice president of the Corporation, and (B) mail, or cause the transfer agent to mail, to all holders of shares of Series B, at their last addresses as they shall appear upon the stock registry books of the Corporation, a notice setting forth, in each case, the increased or decreased number of shares of Common Stock thereafter deliverable upon the conversion of each share of Series B. The certificate filed with the transfer agent shall, in addition, show in reasonable detail the method of calculation and the facts requiring any adjustment and upon which any calculation is based.

(v) For the purposes of this subparagraph (8), the term, “Common Stock”, shall mean (A) the class of stock designated as the Common Stock of the Corporation at the date of initial issuance of shares of Series B or (B) any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from no par value to par value. In the event that at any time, as a result of an adjustment made pursuant to clause (ii) of this subparagraph 8, the holder of any shares of Series B thereafter surrendered for conversion shall become entitled to receive any shares of the Corporation other than shares of its Common Stock, the number of such other shares so receivable upon conversion of any shares of Series B shall be subject to adjustment thereafter, from time to time, in a manner and on terms as nearly equivalent as practicable to the provisions contained in clause (ii) of this subparagraph (8).

(vi) At all times, a sufficient number of shares of the authorized but unissued shares and/or treasury shares of Common Stock shall be reserved by the Corporation for the purpose of converting all shares of Series B at the time outstanding.

(vii) In lieu of fractions of shares of Common Stock issuable upon conversion of Series B, the Corporation may issue fractional interest certificates in such form as may be determined by the Board of Directors, not entitling the holder to vote or to receive dividends, but exchangeable for certificates for one or more full shares of Common Stock, when surrendered with other similar fractional interest certificates in sufficient aggregate amounts within such reasonable time and subject to such reasonable regulations as may be determined by the Board of Directors, or may pay the holder in cash the fair value of such fraction based on the closing price of the Common Stock on the date of conversion (determined as provided in clause (i) of this subparagraph (8)).

(viii) In case the Corporation or any successor company shall consolidate or merge with, or convey all or substantially all its property and assets to, any other company, then, as a condition precedent to such consolidation, merger or conveyance, adequate provision shall be made whereby the holders of shares of Series B at the time outstanding shall thereafter be entitled to convert their shares of Series B (or any securities other than Common Stock that may be issued on such consolidation, merger or conveyance with respect to, or in exchange for, Series B) into such shares of stock, securities or assets, as may be issuable or payable with respect to, or in exchange for, the number of shares of Common Stock or the other shares of stock, securities or assets, as the case may be, into which their shares of Series B would be convertible immediately prior to such consolidation, merger or conveyance; and the right which the holders of shares of Series B have to receive additional shares of Common Stock on conversion of their shares of Series B on account of any adjustment made pursuant to the provisions of this subparagraph (8) shall continue and be preserved in respect of any stock or other securities of the successor company into which shares of Series B shall thereafter become convertible.

(ix) Upon any event specified in subclause (A), clause (ii) of this subparagraph (8), the $10.00 figure set forth in this first sentence of subparagraph (8) shall be adjusted to an amount which bears the same ratio to $10.00 as the average closing Market Price Per Share of Common Stock (or shares issued by reclassification of Common Stock) for the five business days immediately following the record date for said event bears to the average closing Market Price Per Share of Common Stock for the five business days immediately preceding the record date for said event, and upon subsequent such events comparable adjustments shall be made. For purposes of these computations, the closing Market Price Per Share of Common Stock shall be determined as provided in clause (i) of this subparagraph (8).

(9)Voting Rights.

(i) The holders of shares of Series B shall be entitled to vote such shares for the election of directors and for other purposes in the same manner as the Common Stock as provided below in this subparagraph (9) and in the By-laws of the Corporation, voting together with the holders of other stock possessing voting rights and not separately as a class, except (a)

as to such matters requiring voting by classes under applicable law, and (b) when the holders of shares of Series B shall be entitled to elect directors, as provided below in this subparagraph (9).

(ii) As long as there are outstanding at least 40,000 shares of Series B, if and when the Corporation shall default in its obligation to redeem shares of Series B in accordance with the provisions of subparagraph (4), paragraph (h), of this Article FOURTH, the holders of all the shares of Series B, until divested of such right (as provided in clause (iv) of this subparagraph (9)), shall, voting as a class, be entitled at the next annual meeting of stockholders of the Corporation to elect two of the members of the Board of Directors, each share of Series B being entitled to one vote. In such an event, at the next annual meeting of the stockholders of the Corporation, the number of members constituting the Board of Directors shall be increased by two, and the holders of the shares of Series B, voting as a class, shall elect two of the members of the Board of Directors, and the holders of all shares having general voting rights, including the holders of all shares of Series B, shall elect the remaining members of the Board of Directors. Thereafter, at each annual meeting of the stockholders of the Corporation, until divested (as provided in clause (iv) of this subparagraph (9)) of their right to elect two of the members of the Board of Directors, the holders of the shares of Series B, voting as a class, shall elect two of the members of the Board of Directors, and the holders of all shares having general voting rights, including the holders of all shares of Series B, shall elect the remaining members of the Board of Directors.

(iii) Each director elected by the holders of shares of Series B, voting as a class pursuant to the right set forth in this subparagraph (9), shall automatically cease to serve as a director whenever the default in the obligation of the Corporation to redeem shares of Series B, which permitted his or her election by the holders of shares of Section B, shall cease to exist. Any such director may otherwise be removed only by the vote of the holders of record of the majority of the outstanding shares of Series B, voting separately as a class, at a meeting of the stockholders, or of the holders of shares of Series B called for that purpose. So long as such default shall continue, any vacancy in the office of a director elected by the holders of shares of Series B may be filled by designation by the remaining director then in office elected by the holders of shares of Series B, or, if not so filled, by the holders of shares of Series B at any meeting, annual or special, for the election of directors held thereafter. A special meeting of the holders of shares of Series B may be called for the purpose of filling any such vacancy. In the case of removal of any such directors, the vacancy may be filled at the same meeting at which such removal shall be voted.

(iv) Whenever the Corporation shall remedy any default described in clause (ii) of this subparagraph (9), by fulfilling all past redemption obligations with respect to shares of Series B, the right of the holders of the shares of Series B to elect two of the members of the Board of Directors shall be divested, and the members constituting the Board of Directors shall be reduced by the two directors elected by the holders of the shares of Series B, but always subject to the revesting of such right in the holders of the shares of Series B, in the event of any similar future default in the obligation of the Corporation to redeem the shares of Series B.

      FIFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Aaron M. Cantor, Esq.
45 Rockefeller Plaza
New York, New York 10111

      SIXTH: In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the

Board of Directors of the Corporation is expressly authorized and empowered to make, alter or repeal the By-laws of the Corporation, subject to the power of the stockholders of the Corporation to alter or repeal any By-law made by the Board of Directors.

SEVENTH: The Corporation reserves the right, at any time and from time to time, to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation; and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted, in the manner now or hereafter prescribed by law. All rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever, by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended, are granted subject to the right reserved in this Article.

IN WITNESS WHEREOF, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this Certificate, hereby declaring, certifying and acknowledging, under penalties of perjury, that the facts herein stated are true and that this Certificate is his act and deed, and accordingly has hereunto set his hand, this 15th day of March 1984.

/s/ AARON M. CANTOR
Aaron M. Cantor
Incorporator

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